Exhibit 10.10

FORTY SEVEN, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

CHRIS TAKIMOTO

This Executive Employment Agreement (the “Agreement’), is made and entered into effective as of January 7, 2016, by and between Chris Takimoto (“Executive”) and Forty Seven, Inc. (the “Company’’).

WHEREAS, the Company and Executive wish to set forth in this Agreement the terms and conditions under which Executive is to be employed by the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.    EMPLOYMENT BY THE COMPANY.

1.1    Position and Employment Start Date. Subject to the terms set forth herein, as of the Employment Start Date (as defined below), Executive shall serve as the Company’s Chief Medical Officer, reporting to the Company’s Chief Executive Officer. The “Employment Start Date” means the first day of Executive’s employment with the Company as mutually agreed by the Executive and the Company. It is anticipated that the Employment Start Date will be February 8, 2016.

1.2    Duties and Location. Executive shall perform such duties as are customarily associated with the position of Chief Medical Officer. Executive will work at the Company’s headquarters, currently in Palo Alto, California. Subject to the terms of this Agreement, the Company reserves the right to: (a) reasonably require Executive to perform Executive’s duties at places other than Executive’s primary work locations from time to time and to require reasonable business travel; and (b) modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs.

1.3    Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.    COMPENSATION.

2.1    Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $375,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

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2.2    Bonus. The Company does not currently offer any bonus program and does not grant any bonus to its employees. As such, Executive will not be entitled to receive any bonus from the Company following the Employment Start Date. In the event the Company implements a bonus program for any employee, Executive shall be eligible to earn a bonus pursuant to the terms of any such bonus program.

3.    STANDARD COMPANY BENEFITS. Executive shall be eligible to participate in the standard benefit plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. The Company may change benefits from time to time in its discretion.

4.    VACATION. Executive will not accrue vacation, and there is no set guideline as to how much vacation Executive will be permitted to take. Instead, the Company will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of Executive. Since vacation is not allotted or accrued, “unused” vacation time will not be carried over from one year to the next nor paid out upon termination.

5.    EXPENSES.

5.1    Moving Allowance. The Company agrees to reimburse Executive for reasonable expenses actually incurred in connection with Executive’s move to the Bay Area, including costs of initial housing in the Bay Area, but excluding any costs related to the purchase of a house, until the Executive’s current house in Pennsylvania is sold, but not to exceed six months, and upon submission of receipts or other documents evidencing such expenses reasonably satisfactory to the Company reimbursement will be made up to a maximum amount of $80,000 (“Moving Allowance”). The Moving Allowance is intended to cover Executive’s move to the Bay Area from Pennsylvania. The Moving Allowance (or portions thereof) may be treated as taxable income to Executive, depending upon the nature of the costs incurred and other factors, and Executive shall be solely responsible for any taxes which may be associated with the Moving Allowance. The Company makes no representations, guarantees or warranties with respect to the potential taxability of any payments.

5.2    Business Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.    EQUITY. Subject to approval by the Board, the Company anticipates granting Executive an option to purchase 1,300,000 shares of the Company’s common stock (representing on the date hereof not less than 1.3% of the shares outstanding, calculated including this grant and all other shares reserved, but unissued under the Plan, all then-outstanding stock and as though all then-outstanding preferred shares and convertible warrants/debt are converted into common) at the fair market value as determined by the Board as of the date of grant, based on a third-party 409A valuation (the “Option”). The anticipated Option will be granted from, and governed by, the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “Plan”) and the grant agreement, and will include a four year vesting schedule, under which 25%

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of the Option will vest 12 months after the Employment Start Date, and 1148th of the total shares will vest at the end of each month thereafter, until either the Option is fully vested or Executive’s continuous service (as defined in the Plan) terminates, whichever occurs first. Executive will be entitled to “early exercise” the Option, prior to vesting.

7.    CONFIDENTIAL INFORMATION OBLIGATIONS. As a condition of employment, Executive shall execute and abide by the Company’s standard form of Employee Confidential Information and Inventions Assignment Agreement, attached hereto as Exhibit A (the “Confidentiality Agreement”).

8.    OUTSIDE ACTIVITIES AND NON-COMPETITION DURING EMPLOYMENT.

8.1    Outside Activities. During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

8.2    Non-Competition During Employment. Except as otherwise provided below, during Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates, including, without limitation, in the field of ImmunoOncology. For purposes of this Agreement, “ImmunoOncology” shall mean antibody or small molecule therapeutics for cancer therapy which have as their mechanism of action the alteration of immunologic activity. Notwithstanding the foregoing, during Executive’s employment, Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

9.    TERMINATION OF EMPLOYMENT; SEVERANCE AND CHANGE IN CONTROL BENEFITS.

9.1    At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

9.2    Termination Without Cause or Resignation for Good Reason Unrelated to Change in Control If Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) or Executive resigns for Good Reason, in either case, at any time except during the Change in Control Period (as defined below), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section l.409A-l(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive satisfies the Release Requirement in Section 10 below, and remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following “Severance Benefits”:

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9.2.1    Severance Payments. Severance pay in the form of continuation of Executive’s final base salary for a period of six (6) months following termination, subject to required payroll deductions and tax withholdings (the “Severance Payments”). Subject to Section 10 below, the Severance Payments shall be made on the Company’s regular payroll schedule in effect following Executive’s date of Separation from Service; provided, however that any such payments that are otherwise scheduled to be made prior to the Effective Date of the Release (as defined below) shall instead accrue and be made on the first regular payroll date following the later of the Effective Date of the Release or the date of Separation from Service. For such purposes, Executive’s final base salary will be calculated prior to giving effect to any reduction in base salary that would give rise to Executive’s right to resign for Good Reason.

9.2.2    Health Care Continuation Coverage Payments.

(i)    COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending six (6) months after the termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.

(ii)    Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

9.3    Termination Without Cause or Resignation for Good Reason During Change in Control Period. If Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) at any time during the Change in Control Period, or if Executive gives timely notice of an event constituting Good Reason, provided such event occurs at any time during the Change in Control Period, then in lieu of (and not additional to) the Severance Benefits described in Section 9.2, and provided that Executive satisfies the Release Requirement in Section 10 below and remains in compliance

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with the terms of this Agreement, the Company shall instead provide Executive with the benefits specified below in Sections 9.3.1, 9.32 and 9.3.3, defined as the “CIC Severance Benefits”. In no event will Executive be entitled to severance benefits under Section 9.2 and this Section 9.3, and if the Company has commenced providing Severance Benefits to Executive under Section 9.2 prior to the date that Executive becomes eligible to receive CIC Severance Benefits under this Section 9.3, the Severance Benefits previously provided to Executive under Section 9.2 of this Agreement shall reduce the CIC Severance Benefits provided under this Section 9.3.

9.3.1    CIC Severance Payments. Severance pay in the form of continuation of Executive’s final base salary for a period of twelve (12) months following termination, subject to required payroll deductions and tax withholdings (the “CIC Severance Payments”). Subject to Section 10 below, the CIC Severance Payments shall be made on the Company’s regular payroll schedule in effect following Executive’s date of Separation from Service; provided, however that any such payments that are otherwise scheduled to be made prior to the Effective Date of the Release (as defined below) shall instead accrue and be made on the first regular payroll date following the later of the Effective Date of the Release or date of Separation from Service. For such purposes, Executive’s final base salary will be calculated prior to giving effect to any reduction in base salary that would give rise to Executive’s right to resign for Good Reason.

9.3.2    CIC Health Care Continuation Coverage Payments.

(i)    COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“CIC COBRA Premiums”) through the period starting on the termination date and ending twelve (12) months after the termination date (the “CIC COBRA Premium Period”); provided, however, that the Company’s provision of such CIC COBRA Premium benefits will immediately cease if during the CIC COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the CIC COBRA Premium Period, Executive must immediately notify the Company of such event.

(ii)    Special Cash Payments in Lieu of CIC COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the CIC COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special CIC Cash Payment”), for the remainder of the CIC COBRA Premium Period. Executive may, but are not obligated to, use such Special CIC Cash Payments toward the cost of COBRA premiums.

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9.3.3    Equity Acceleration. Notwithstanding anything to the contrary set forth in the Plan or form of award agreement, effective as of Executive’s employment termination date occurring either (i) during the Change in Control Period if termination is without Cause, or (ii) upon resignation for Good Reason, if the event upon which the resignation for Good Reason is founded occurred during the Change in Control Period, the vesting and exercisability of a portion of the Option shall accelerate such that shares equal to fifty percent (50%) of the unvested shares under the Option become immediately vested and exercisable, if applicable, by Executive upon such termination and shall remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents.

9.4    Termination for Cause; Resignation Without Good Reason; Death or Disability. Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits and Change in Control Benefits listed in Sections 9.2 and 9.3 above, if the Company terminates Executive’s employment for Cause, Executive resigns Executive’s employment without Good Reason, or Executive’s employment terminates due to Executive’s death or disability.

10.    CONDITIONS TO RECEIPT OF SEVERANCE BENEFITS AND CHANGE IN CONTROL SEVERANCE BENEFITS. To be eligible for any of the Severance Benefits or Change in Control Severance Benefits pursuant to Sections 9.2 and 9.3 above, Executive must satisfy the following release requirement (the “Release Requirement”): (a) return to the Company a signed and dated general release of all known and unknown claims in the form attached hereto as Exhibit B (the “Release, within the applicable deadline set forth therein, but in no event later than forty-five (45) days following Executive’s termination date; and (b) permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Effective Date,. No Severance Benefits or Change in Control Severance Benefits will be paid hereunder prior to the Effective Date of the Release. Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company the executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

11.    SECTION 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations l.409A-l(b)(4), l.409A-l(b)(5) and l.409A-l(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section l.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of: (a) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service with the Company; (b) the date of Executive’s death; or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the Effective Date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Executive to execute (and not revoke) the applicable Release spans two calendar years, the applicable severance benefits shall commence to be paid in installments on the first regularly scheduled payroll date that occurs in the second calendar year.

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12.    SECTION 280G; LIMITATIONS ON PAYMENT.

12.1    If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment) would (i) constitute a “parachute payment” within the meaning of Section 2800 of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax’”), then any such 280G Payment provided pursuant to this Agreement (a “Payment’) shall be equal to the Reduced Amount. The “Reduced Amount’ shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

12.2    Notwithstanding any provision of section 12.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent

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possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

12.3    Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 12. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

12.4    If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 12.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 12.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 12.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

13.    DEFINITIONS.

13.1    Cause. For the purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof (excluding traffic violations); (ii) Executive’s attempted commission of, or material participation in, a fraud or act of material dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company; or (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets. The determination that a termination of Executive’s employment is either for Cause or without Cause will be made by the Company, in its sole discretion.

13.2    Change in Control. For the purposes of this Agreement, “Change in Control’’ shall have the meaning described in the Plan.

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13.3    Change in Control Period. For the purposes of this Agreement, “Change in Control Period” means the time period commencing three (3) months before the effective date of a Change in Control and ending on the date that is twelve (12) months after the effective date of a Change in Control.

13.4    Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if either of the following actions are taken by the Company without Executive’s prior written consent: (a) a material reduction in Executive’s Base Salary, unless pursuant to a salary reduction program applicable generally to the Company’s senior executives and in no greater percentage than the average reduction across all senior executives; or (b) a material diminution of Executive’s authority, duties or responsibilities; provided, however, that a change in Executive’s position following a Change in Control shall not constitute Good Reason so long as Executive retains substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Company following the Change in Control; or (c) the relocation of the principal place of the Company’s business to a location that is more than fifty (50) miles from its present location (other than a relocation which reduces the distance between the Company’s principal place of business and Executive’s then residence). In order for Executive to resign for Good Reason, each of the following requirements must be met: (a) Executive must provide written notice to the Company’s Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation; (b) Executive must allow the Company at least 30 days from receipt of such written notice to cure such event; (c) such event is not reasonably cured by the Company within such 30 day period (the “Cure Period”); and (d) Executive must resign from all positions Executive then holds with the Company not later than 30 days after the expiration of the Cure Period

14.    Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Santa Clara County, California by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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15. GENERAL PROVISION.

15.1    Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

15.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

15.3    Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.4    Complete Agreement. This Agreement, together with the Confidentiality Agreement and Release, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

15.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

15.6    Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

15.7    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

15.8    Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance

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with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

15.9    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement on the day and year first written above.

FORTY SEVEN, INC.

By:	/s/ Jonathan MacQuitty
Jonathan MacQuitty

EXECUTIVE

By:	/s/ Chris Takimoto
Chris Takimoto

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